                                                               EXHIBIT 4(i)(iii)


                                 SWINGLINE NOTE


                                                        Pittsburgh, Pennsylvania
                                                                    May 10, 2002


                  FOR VALUE RECEIVED, the undersigned WORTHINGTON INDUSTRIES, INC., an Ohio corporation (the "Borrower"), hereby promises to the order of PNC BANK, NATIONAL ASSOCIATION (the "Swingline Lender"), on the date when due in accordance with the Credit Agreement referred to below, the aggregate principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under that certain $155,000,000 5-Year Credit Agreement dated as May 10, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the Borrower, the lending institutions party thereto from time to time and PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender.

                  The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

                  All payments of principal and interest shall be made to the Swingline Lender in the applicable currency in immediately available funds at its Lending Office.

                  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

                  This Note is the Swingline Note referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by Swingline Lender in the ordinary course of business. The Swingline Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Swingline Loans and payments with respect thereto.

                  The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

                  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                              WORTHINGTON INDUSTRIES, INC.




                              By: /s/John T. Baldwin
                                 -----------------------------------------------
                                 Name: John T Baldwin
                                 Title: Vice President & Chief Financial Officer